Morrill & Associates, LLC

Certified Public Accountants

1448 North 2000 West, Suite 3

Clinton, Utah 84015

801-820-6233 Phone; 801-820-6628 Fax

January 18, 2013

Office of the Chief Accountant

Securities and Exchange Commission

450 West Fifth Street N.W.

Washington DC 20549

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated September 25, 2012, with respect to the financial statements as of June 30, 2012 and 2011 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended June 30, 2012 and 2011, and from inception on February 20, 2007 through June 30, 2012 to be included in the filing of the Form S-1/A of Liberty Silver Corp. (an exploration stage company).

Sincerely,

/s/ Morrill & Associates

Morrill & Associates